                                                                      Exhibit 12

                     TEXAS EASTERN TRANSMISSION CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (Dollars in Millions)
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
                                            Six
                                           Months
                                           Ended
                                          June 30,                  Year Ended December 31,
                                          --------    ---------------------------------------------------
                                            2000       1999       1998       1997       1996        1995
                                          --------    ------     ------     ------     ------      ------
Earnings Before Income Taxes..........    $   165     $ 315      $ 288      $ 233      $ 209       $ 207
Fixed Charges.........................         55       109        112        115        119          93
                                          --------    ------     ------     ------     ------      ------
     Total............................    $   220     $ 424      $ 400      $ 348      $ 328       $ 300
                                          ========    ======     ======     ======     ======      ======
Fixed Charges
     Interest on debt.................    $    54     $ 107      $ 111      $ 112      $ 116       $  90
     Interest component of rentals....          1         2          1          3          3           3
                                          --------    ------     ------     ------     ------      ------
        Fixed Charges.................    $    55     $ 109      $ 112      $ 115      $ 119       $  93
                                          ========    ======     ======     ======     ======      ======
Ratio of Earnings to Fixed Charges....        4.0       3.9        3.6        3.0        2.8         3.2
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